Exhibit 10.2

Mr. M. Ali Khatibzadeh                                                                                                                                                            January 27, 2009
Senior Vice President, General Manager of Wireless Business

Subject:  Employment Agreement

Dear Ali,

The Board of Directors discussed in January and approved on January 15, 2009 entering into new employment agreements with the executives of ANADIGICS, Inc., a Delaware corporation (the “Corporation”).  This agreement is made and entered into effective as of the 27th day of January 2009, by and between the Corporation and Mohammad Ali Khatibzadeh, an executive employee of the Corporation, and replaces in all respects the employment agreement between the Corporation and Mohammad Ali Khatibzadeh, dated as of July 25, 2000, as amended from time to time.

In order for the Corporation to attract and retain as executives and officers the most capable persons available, the Corporation and executive employee do hereby agree as follows:

1. Employment with the Corporation is at-will and may be terminated at any time with or without cause or notice by the executive employee or the Corporation.  No person is authorized to provide any employee with an employment contract or special arrangement concerning terms or conditions of employment unless the contract or arrangement is in writing and signed by the Chief Executive Officer of the Corporation.

2. In addition to the provisions set forth in this document, the executive employee’s employment will be governed by the policies and procedures outlined in the Employee Handbook, as amended from time to time.

3. In the event your employment with the Corporation is terminated at any time by the Corporation without “Cause” (as defined below) or in the event of a “Change in Control” (as defined in Annex A hereto) which results in either the involuntary termination without Cause of your employment with the Corporation or your voluntary resignation from the Corporation due to a reduction in responsibilities and duties associated with your position, or reduction in compensation (base salary, plus bonus at target) without your prior express written consent, the Corporation agrees that following such termination without Cause or such termination following a Change in Control you shall receive (a) an amount equal to 200% of the sum of (1) the highest annualized rate of your base salary in effect at any point during the twelve months preceding the date of termination of employment under this Agreement, plus (2) your bonus at target of 110% of the highest annualized rate of your base salary in effect at any point during the twelve months preceding the date of termination of employment under this Agreement, to be paid on the date that is sixty (60) days after the date of termination of your employment under this Agreement; (b) payment of the semi-annual bonus (at 100% of target prorated for the number of months worked in that period), to be paid on the date that is sixty (60) days after the date of termination of your employment under this Agreement; (c) continuation of all current medical and dental insurance benefits until the first to occur of one year from the date of termination of employment under this Agreement or the commencement of employment at another employer offering similar benefits; (d) executive outplacement services for up to six months; and (e) immediate vesting of all stock options and shares of restricted stock previously or hereafter granted under any stock or stock option plan of the Corporation, including but not limited to, the Corporation’s 2005 Long Term Incentive and Share Award Plan, 1997 Long Term Incentive and Share Award Plan for Employees, and 1995 Long Term Incentive and Share Award Plan, as the same may be amended from time to time, to the extent such stock options or shares of restricted stock have not vested as of such date; any such options shall continue to be exercisable, with respect to options granted prior to October 31, 1998 for 90 days, and for options granted subsequent to October 31, 1998, for twelve (12) months following the date of involuntary or voluntary termination of employment under this Agreement as described above, but not beyond the original term of the option.  For purposes of this Section 3:

“Cause” shall mean (w) unauthorized use or disclosure of confidential information of the Corporation in violation of Section 4(c) hereof; (x) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States of America or any state thereof; (y) embezzlement or misappropriation of the assets of the Corporation; or (z) misconduct or gross negligence in the performance of duties assigned to the executive employee under this Agreement.

Payment of any compensation and benefits under your Employment Agreement as amended is contingent upon execution of the ANADIGICS standard Separation and Release Agreement between the Corporation and the Executive which shall be executed and delivered to the Corporation on or before the date that is 50 days following the date of termination of employment.

4.

(a)  During your employment with the Corporation, you may not perform any work for any company that competes with us in the manufacture and sales of RF integrated circuits in the wireless, cable and broadband, or fiber optics markets, whether directly or indirectly.  This includes any business set up on your own or by you with others.  You must disclose any intention to engage in any form of business activity outside your activities with the Corporation to the Chief Executive Officer, which must be approved in writing prior to commencement of those activities.

          (b) For a period of twelve (12) months after termination of your employment with the Corporation, either by the Corporation or by your resignation, you agree not to hire, solicit to hire, or be involved in the solicitation of any employees of the Corporation or any of its subsidiaries.

          (c) During and after your employment with the Corporation you are required to protect the confidentiality of information you use or become party to.  You may not disclose confidential information to any unauthorized third party.  This includes but is not limited to information related to technology, intellectual property, strategic business plans, transformation initiatives, suppliers, and clients.  Your dealings with suppliers and clients must always be managed in the best interest of the Corporation.  Any confidential information you are a party to may only be used in the interest of the Corporation in the context of the Corporation’s legitimate relationships with suppliers, clients and any authorized third party.  Such information must not be used for any other purpose, including personal gain.  In addition, you are reminded of the restrictions and conditions of employment described in the Proprietary Information Agreement signed by you and on file in the Human Resources Department.  Any breach of confidentiality will subject you to immediate termination.

            (d) Failure to comply with the provisions of this Section 4 shall subject you to the immediate termination of any of your unexercised stock options.

5. The following additional new benefits are provided to the executive employee as part of this agreement:

           (a) A confidential annual physical exam through the Corporation’s contracted vendor, Executive Health Group.  The physical exams are scheduled during the executive’s month of birth each year at no cost to the executive.

                (b) In order to provide for financial peace of mind, an allowance of up to $2,000 per year for financial planning.

                (c) Indemnification protection for any lawsuit brought against the Corporation as detailed in Article VII, Section 4 of the Corporation bylaws.

6. Confidentiality:  The terms and conditions of this Agreement are to be private and confidential, and you agree not to disclose any of these terms and conditions to any person except your spouse, your attorney or your tax advisor, unless disclosure is necessary to carry out the terms of this Agreement, or to supply information to any taxing authority, or is otherwise required by law.

7. Disputes:  You agree that any dispute or claim with respect to any provision of this agreement or your employment must be presented to the Chief Executive Officer within three (3) months of the occurrence.

8.

(a)           It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  No action or failure to act pursuant to this Section 10 shall subject the Corporation to any claim, liability, or expense, and the Corporation shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A.

(b)           Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Corporation to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service,” or (ii) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 10 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to Executive’s “termination of employment” (and corollary terms) with the Corporation shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Corporation.

(c)           With respect to any reimbursement or in-kind benefit arrangements of the Corporation and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Corporation.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

Signatures:
/s/ Gilles Delfassy ANADIGICS, Inc. By: Gilles Delfassy President and CEO	/s/ Mohammad Ali Khatibzadeh Mohammad Ali Khatibzadeh Senior Vice President, General Manager of Wireless Business
January 27, 2009	January 27, 2009
Date	Date

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ANNEX A

Change In Control

Change in Control.  A Change in Control of the Corporation shall be deemed to have occurred if (i) any “Person” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding securities, (ii) during any 12-month period (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constituted the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in subclauses (i), (iii) or (iv) of this paragraph) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least 66-2/3% of the members of the Board then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof, (iii) the Corporation’s stockholders approve a merger or consolidation of the Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no “person” (as defined above) acquires more than 50% of the combined voting power of the Corporation’s then outstanding securities, or (iv) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.